EXHIBIT 23.0


                 [REGULATORY STRATEGIES CONSULTANTS LETTERHEAD]


                               December 23, 1998


By Telefacsimile


TO:       Mr. Anthony Jurak, JCWWI
          Charles Clayton, Esquire

FROM:     William D. Appler, M.A.
          Regulatory Strategies Consultants

RE:       Consent to Use Name
          -------------------


          This will confirm that I gave Jurak Corporation World Wide Inc. permission to use my name, and the name of my company, in the JCWWI sales aids which we have reviewed.

                                       REGULATORY STRATEGIES CONSULTANTS


                                       /s/ William D. Appler
                                       -----------------------------------------

                                       By: William D. Appler, M.A.